Prospectus Supplement to	Filed pursuant to Rule 424(b)(3)
Prospectus dated July 19, 2007	Registration File No. 333-138430

CyberDefender Corporation

6,076,956 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated July 19, 2007 and any prior prospectus supplement(s) relating to 6,076,956 shares of our common stock that may be offered and sold from time to time for the account of the selling shareholders identified in the prospectus. You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplement(s).

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplement(s), except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplement(s). The prospectus and any prior prospectus supplement(s) are to be delivered by the selling shareholders to prospective purchasers along with this prospectus supplement.

This prospectus supplement includes our attached (i) Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2007 which discloses an amendment dated October 22, 2007 to the Consulting Agreement entered into by Ivan Ivankovich, our Chief Financial Officer, and (ii) Current Report on Form 8-K filed with the Securities and Exchange Commission on October 24, 2007 which discloses our change of auditors from AJ. Robbins PC to KMJ Corbin & Company LLP.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplement(s). We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplement(s). This prospectus supplement and the prospectus, including any prior prospectus supplement(s), do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENT(S).  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________________________

The date of this prospectus supplement is October 26, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2007 (October 22, 2007)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California		65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025
(Address of Principal Executive Offices)

310-826-1781
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1. 01. Entry into a Material Definitive Agreement.

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement.

On October 22, 2007 we executed a fourth amendment to the Independent Contractor Agreement we entered into with Ivan Ivankovich, our Chief Financial Officer. By signing the amendment, we have extended the term of the Independent Contractor Agreement through January 31, 2008. We will continue to pay Mr. Ivankovich at the rate of $12,000 per month for his services. We also agreed to grant Mr. Ivankovich options to purchase 40,000 shares of our common stock. The right to purchase the common stock will vest in equal increments through January 31, 2008 with the right to purchase an initial 10,000 shares vesting as of October 1, 2007. In exchange for this compensation, Mr. Ivankovich provides services to us for at least 20 hours per week.

Item 9.01	Financial Statements and Exhibits

10.1 Independent Contractor Agreement - Amendment No. 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERDEFENDER CORPORATION

/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer
Dated: October 24, 2007

INDEPENDENT CONTRACTOR AGREEMENT

Amendment No. 4

Contractor/ Consultant:	Ivan Ivankovich
Term:	The Term of services provided in the Agreement dated September 1, 2006, and modified on December 31, 2006, March 31, 2007 and September 30, 2007 shall be extended to January 31, 2008.
Description of Project:	Consulting Services relating to Financial Management and Reporting
Services to be provided:	Consultant shall be responsible for the following tasks: • **Manage day to day accounting** • **Manage Public reporting process with Company's counsel and auditors** • **Prepare and maintain running financial forecast** • **Occasional meetings with investors** These tasks can be amended from time to time based on the needs of the company. The total time estimated to complete the above tasks is approximates 20 hours per week.
Rate of Compensation:	- Beginning on the Effective Date thru January 31, 2008, the Company shall pay Contractor a monthly fee of $12,000. - Payments of Compensation will be made to Consultant bimonthly upon the completion of each semi-monthly period at a rate of $6,000.00 per semi-monthly period. - Consultant shall be granted 40,000 options to purchase shares of the Company's stock with monthly vesting of 10,000 options per month commencing on October 1, 2007 and full vesting to occur on the termination of this agreement, January 31, 2008.
Expenses:	Company agrees to pay reasonably related expenses incurred by Contractor in the course of providing the Services to Company, including costs of travel. (1) All expenses shall be subject to Company pre-approval. (2) All expense invoices will be paid by Company within 14 days of receipt of such invoices.
Manager:	Gary Guseinov

Amendment Approved by Company: ______________________ Date: ______________

Work Order Accepted by Consultant: [signature] Date: 10-22-07

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2007 (October 19, 2007)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California		65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12121 Wilshire Boulevard, Suite 350
Los Angeles, California 90025
(Address of Principal Executive Offices)

310-826-1781
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 4. 01 Changes in Registrant’s Certifying Accountant.

AJ. Robbins, PC, certified public accountants, the independent accountant who had been engaged by CyberDefender Corporation (the “Company”) as the principal accountant to audit the Company’s consolidated financial statements, was dismissed effective October 22, 2007. On October 19, 2007, the Company’s Board of Directors approved the engagement of KMJ Corbin & Company LLP as the Company’s new principal independent accountant to audit the Company’s consolidated financial statements for the year ending December 31, 2007.

The decision to change the Company’s independent accountant from AJ. Robbins to KMJ Corbin & Company LLP was approved by the Company’s Board of Directors.

The report of AJ. Robbins, PC on the financial statements of the Company as of and for the years ended December 31, 2006 and December 31, 2005 did not contain an adverse opinion, or a disclaimer of opinion, however the report issued on the financial statements for the year ended December 31, 2006 was modified as to the Company’s ability to continue as a going concern. During the periods ended December 31, 2005 and December 31, 2006 and the interim period from January 1, 2007 through the date of dismissal, the Company did not have any disagreements with AJ. Robbins, PC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AJ. Robbins, PC would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging KMJ Corbin & Company LLP, the Company had not consulted KMJ Corbin & Company LLP, regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

Item 9.01	Financial Statements and Exhibits

16 Letter re Change in Certifying Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERDEFENDER CORPORATION

/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer
Dated: October 24, 2007

Exhibit 16
AJ. ROBBINS, P.C.
CERIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

October 23, 2007

Untied States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Cyberdefender Corporation

Dear Sir/Madam:

We have read Item 4.01 of the form 8-K of Cyberdefender Corporation, dated October 22, 2007 regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

AL. Robbins, PC

by     /s/ AJ. Robbins
AJ. Robbins, CPA